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EXHIBIT 99.1


IVIVI LOGO



             IVIVI TECHNOLOGIES ENTERS INTO ASSET PURCHASE AGREEMENT


MONTVALE, NJ - SEPTEMBER 24, 2009 - Ivivi Technologies, Inc. (OTCBB:IVVI.OB), a leader in non-invasive, electrotherapy systems, today announced that it has entered into an asset purchase agreement to sell substantially all of the assets of the Company to an entity controlled by Steven Gluckstern, the Company's Chairman, President, Chief Executive Officer and Chief Financial Officer.

The purchase price to be paid to the Company under the terms of the Asset Purchase Agreement will equal the aggregate of (i) the principal and interest outstanding, as of closing, under the Company's loan with Emigrant Capital Corp., which was approximately $2,620,000 as of September 21, 2009, and (ii) $475,000; provided, that the aggregate purchase price specified in clauses (i) and (ii) would not be in excess of $3.15 million. The closing of the transactions contemplated by the Asset Purchase Agreement is subject to certain customary conditions, including the receipt of approval by the Company's shareholders of the transactions contemplated by the Asset Purchase Agreement.

Under the terms of the Asset Purchase Agreement, the Company and Foundation Ventures, LLC, the Company's investment banker, will continue to have the right to solicit other proposals regarding the sale of the Company's assets and equity until receipt of the approval by the Company's shareholders of the transactions contemplated by the Asset Purchase Agreement. Prior to the receipt of approval by the Company's shareholders of the transactions contemplated by the Asset Purchase Agreement, the Company may terminate the Asset Purchase Agreement under specified circumstances in order to enter into a definitive agreement implementing a Superior Proposal (as defined in the Asset Purchase Agreement). If the Company terminates the Asset Purchase Agreement to enter into a Superior Proposal, the Company is required to pay the Buyer a termination fee equal to $90,000.

In connection with the signing of the Asset Purchase Agreement, the Buyer, the Company and certain shareholders of the Company, who have the power to vote approximately 39.5% (and together with the Company's common stock held by Steven
M. Gluckstern, approximately 51.3%) of the Company's common stock, entered into a Voting Agreement. Pursuant to the Voting Agreement, the signatory shareholders agreed to vote their shares of the Company's common stock in favor of the transactions contemplated by the Asset Purchase Agreement. In the event that the Company terminates the Asset Purchase Agreement in connection with a Superior Proposal, the Voting Agreement will also terminate.


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The transaction was reviewed by a special committee of the board of directors of the Company comprised of independent directors. The special committee engaged Foundation to evaluate the transaction and to solicit other proposals and assist the special committee in analyzing and evaluating other proposals, if any, received by the Company. Although the Company and Foundation have received a few inquiries and requests for due diligence materials from potentially interested parties, the Company has not received any competing offers. The transaction was unanimously approved by the special committee and recommended to the board of directors of the Company by the special committee. The board of directors of the Company also unanimously approved the transaction. In approving the transactions contemplated by the Asset Purchase Agreement (including the consideration to be paid by the Buyer for the Company's assets), the special committee and the board of directors of the Company considered the lack of a current market for the Company's assets, equity and debt, previous unsuccessful attempts over more than 12 months to obtain additional capital for the Company, the right to continue to solicit other proposals for the Company, the Company's obligations to Emigrant, a fairness opinion from Foundation and other considerations.

In connection with the execution of the Asset Purchase Agreement, Emigrant and the Company entered into an Amended and Restated Forbearance Agreement under which Emigrant agreed to extend the forbearance period through the earlier of
(i) November 30, 2009 and (ii) the occurrence of a termination event under the Amended and Restated Forbearance Agreement. The Amended and Restated Forbearance Agreement also provides for an increase in the interest rate to be paid with respect to the Loan to the lesser of (i) 18% or (ii) the maximum rate permitted by law during the forbearance period. In addition, in the event the Company completes a Superior Proposal under which the purchase price exceeds $3.15 million, Emigrant shall be entitled to receive an additional fee equal to the lesser of (i) 20% of such excess amount or (ii) $175,000.

The Company cannot assure you that the transactions contemplated by the Asset Purchase Agreement will be completed. In the event the transaction with the Buyer is completed, following the closing, it is likely that the Company's liabilities will exceed its available cash and the Company's board of directors may elect to liquidate the Company and utilize its available cash and assets to repay its outstanding creditors to the extent of its remaining assets. Following such repayment, the Company does not believe that there will be any assets remaining to distribute to the Company's shareholders. In the event the Company does not successfully complete the transactions contemplated by the Asset Purchase Agreement or complete a Superior Proposal, the Company will not be able to meet its obligations under the Loan and Emigrant will have the right to foreclose under the Loan, which is secured by all of the Company's assets. In such an event, the Company would have to cease its operations or file for bankruptcy protection.

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ABOUT IVIVI TECHNOLOGIES, INC.

Based in Montvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform, with a primary focus on developing treatments for cardiovascular disease. Ivivi's research and development activities are focused specifically on targeted pulsed electromagnetic field, or tPEMF(TM) technology, which, by creating a therapeutic electrical current in injured soft tissue, is believed to modulate biochemical and physiological healing processes to help reduce related pain and inflammation. The Company's most recent clinical studies have shown reductions in anginal pain and increases in blood flow to the heart in certain cardiac patients; however, additional studies are required in this area. The Company expects to develop new tPEMF(TM) devices and to seek strategic partners to pursue the cardiac market and others, such as osteoarthritis, neurology and other inflammatory-related conditions if FDA marketing approvals or clearances can be achieved in these areas.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the trading of the Company's securities on the OTC Bulletin Board or in the Pink Sheets. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended March 31, 2009. The Company assumes no obligation to update the information contained in this press release.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

Although the Company has obtained the necessary votes pursuant to the Voting Agreement to complete the transaction, the Company intends to hold a special meeting of its shareholders to approve the transaction. In connection with seeking shareholder approval, the Company intends to file proxy materials and other relevant documents with the Securities and Exchange Commission (the "SEC"). THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (AND ANY OTHER RELEVANT DOCUMENTS FILED) WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The Company will mail the definitive proxy statement to the Company's shareholders. In addition, the Company's shareholders may obtain free copies of the final proxy statement, as well as the Company's other filings, without charge, at the SEC's Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from the Company by directing a request to:
Ivivi Technologies, Inc., 135 Chestnut Ridge Road, Montvale, NJ 07645.

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PARTICIPANTS IN THE SOLICITATION

The Company's directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the transaction. Information regarding the Company's directors and executive officers is available in the Company's Annual Report on Form 10-K, filed with the SEC on July 14, 2009, as amended by the Company's Annual Report on Form 10-K/A as filed with the SEC on July 29, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.


INVESTOR RELATIONS CONTACT:
Ivivi Technologies, Inc.
(201) 476-9600
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